Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Highbury Financial Inc.

We hereby consent to the incorporation by reference in the Prospectus constituting part of Post Effective Amendment No. 3 to the Registration Statement on Form S-1 on Registration Statement on Form S-3 of our report dated March 21, 2007, on the consolidated financial statements of Highbury Financial Inc. and Subsidiary as of December 31, 2006 and 2005 and for the year ended December 31, 2006 and the period from July 13, 2005 (inception) to December 31, 2005, which is included in the Annual Report on Form 10-K of Highbury Financial Inc. for the year ended December 31, 2006. We also consent to the reference to our Firm under the caption “Experts” in such Prospectus.

/s/ Goldstein Golub Kessler LLP

GOLDSTEIN GOLUB KESSLER LLP
New York, New York

May 7, 2007